Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Adam C. Derbyshire	Mike Freeman
	Senior Vice President and Chief Financial Officer	Executive Director, Investor Relations and Corporate Communications
	919-862-1000	919-862-1000

SALIX COMMENCES PATENT INFRINGEMENT LITIGATION AGAINST

NOVEL LABORATORIES

RALEIGH, NC, September 8, 2008 - Salix Pharmaceuticals, Ltd. (NASDAQ:SLXP) today announced that Salix Pharmaceuticals, Inc. has filed a lawsuit in the United States District Court for the District of New Jersey against Novel Laboratories, Inc. for infringement of the patent protecting OSMOPREP® (sodium phosphate monobasic monohydrate, USP and sodium phosphate dibasic anhydrous, USP) Tablets. Salix has an exclusive license to the patent protecting OSMOPREP® from CDC III, LLC (CDC) for commercialization of OSMOPREP® in the United States.

The lawsuit is in response to an Abbreviated New Drug Application (ANDA) filed by Novel with the US Food and Drug Administration regarding Novel’s intent to market a generic version of OSMOPREP® in the United States prior to the May 18, 2013 expiration of U.S. Patent No. 5,616,346.

Salix has full confidence in the intellectual property rights that protect OSMOPREP®. Moreover, Salix intends to use all reasonable means at its disposal to continue to vigorously defend and enforce the intellectual property rights protecting OSMOPREP®.

About Salix

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic drugs, complete any required development and regulatory submission of these products, and market them through the Company’s gastroenterology specialty sales and marketing team.

Salix trades on the NASDAQ Global Select Market under the ticker symbol “SLXP.”

For more information please visit our web site at www.salix.com . Information on our web site is not incorporated in our SEC filings.

Please Note: The materials provided herein contain projections and other forward-looking statements regarding future events. Such statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, among others: the possible impairment of, or inability to obtain, intellectual property rights and the costs of obtaining such rights from third parties; generic and other competition; our need to return to profitability; the high cost and uncertainty of the research, clinical trials and other development activities involving pharmaceutical products; the unpredictability of the duration and results of regulatory review of New Drug Applications and Investigational NDAs; market acceptance for approved products and the need to acquire new products. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.